Company Contact:               Maggie Feeney
Executive Vice President and
Chief Financial Officer
Cache Inc.
(212) 575-3206
Final
Investor Relations:              Allison Malkin/Rachel Schacter
ICR, Inc.
(203) 682-8225/(646) 277-1243

CACHE REPORTS FIRST QUARTER FISCAL 2012 RESULTS
First Quarter Comparable Store Sales Increase 9.4%
First Quarter Loss Per Share of $0.09, In Line with Guidance

New York, New York – May 11, 2012 – Cache, Inc., (NASDAQ: CACH), a specialty chain of women’s apparel stores, reported results for the thirteen week period (“first quarter”) ended March 31, 2012.

For the 13-week period ended March 31, 2012:
•
Net sales increased 7.5% to $56.0 million from $52.1 million in the first quarter of fiscal 2011. Comparable store sales increased 9.4%, which compares to an increase of 7.7% in the first quarter of fiscal 2011;

•	Gross profit increased 1.3% to $22.2 million, or 39.6% of net sales from $21.9 million, or 42.1% of net sales, in the first quarter of fiscal 2011;
•	Operating loss totaled $2.0 million, as compared to $1.3 million in the first quarter of fiscal 2011 primarily driven by higher marketing and e-commerce costs; and
•	Net loss totaled $1.2 million, or $0.09 per share, as compared to a net loss of $772,000 or $0.06 per share, in the first quarter of fiscal 2011.

Thomas Reinckens, Chairman and Chief Executive Officer, commented: “Our positive momentum from 2011 continued into the first quarter as reflected by our 9.4% increase in first quarter comparable store sales. However, increased expenses related to our brand building and ecommerce growth initiatives contributed to the increase in our operating loss as compared to the prior year.”

“We have seen a slow start to the second quarter with April comparable store sales increasing 3%, which has caused us to moderate our first half outlook,” Mr. Reinckens continued.  “That said we remain optimistic about our business given the very strong response to our dress assortments, which increase in percentage of our overall business in the quarter.  We were also delighted to announce the hire of Jane Inman as Senior Vice President of Stores, who joined us in April and has already made considerable contributions to our Company.  We remain confident in our strategies, which we expect to position us for profitability in the first half of fiscal 2012 and result in a sustained platform for growth longer term.”

First Quarter Operating Results

Gross profit for the first quarter of fiscal 2012 was $22.2 million, or 39.6% of net sales, compared to $21.9 million, or 42.1% of net sales, in the first quarter of fiscal 2011. The 243 basis point decrease in gross profit margin was primarily driven by an increase in markdowns as a percentage of sales, due to an earlier transition to spring merchandise, which was partially offset by an increase in our initial mark-up as compared to the prior year.

In total, operating expenses were $24.2 million, or 43.3% of net sales, as compared to $23.2 million, or 44.5% of net sales, in the first quarter of fiscal 2011. The increase in operating expenses was primarily due to increases in advertising, e-commerce related expenses and payroll expenses, which were partially offset by a decrease in depreciation expense.

At March 31, 2012, cash and marketable securities totaled $20.7 million, as compared to $21.2 million in cash and marketable securities at April 2, 2011. Total inventory at cost increased 19.0%. The growth in inventory reflects an increase to accommodate sales growth and merchandise to support the establishment of the Company’s new e-commerce fulfillment center, as well as the timing of inventory receipts given the earlier product development schedule.

A table summarizing financial results follows:

	Thirteen Weeks Ended
	March 31,	April 2,
	2012	2011
	($ thousands, except for per share data)

Net sales	$ 55,995	$ 52,099
Operating loss	$ (2,023)	$ (1,260)
Net loss	$ (1,208)	$ (772)
Diluted loss per share	$ (0.09)	$ (0.06)
Basic and diluted weighted average	12,873,000	12,817,000
shares outstanding
Number of stores open at end of period	268	280

Store Opening Plans

During the first quarter, the Company opened one new store and closed 12 locations, ending the quarter with 268 stores in operation.  To date during fiscal 2012, the Company closed 14 stores and expects to close approximately three more stores, while opening one new store, ending the year with approximately 264 stores and approximately 530,000 square feet in operation. The closed stores had negative profitability in fiscal 2011 and their closure is expected to have a positive impact on fiscal 2012 earnings.

Second Quarter 2012 Outlook

For the second quarter of fiscal 2012, the Company expects comparable store sales to increase in the low- to mid-single digit range following a 6.0% increase in the second quarter of fiscal 2011. The Company currently expects second quarter fiscal 2012 net income of $0.19 to $0.22 per diluted share.  This compares to net income of $0.22 per diluted share in the second quarter of fiscal 2011.

Conference Call Information

The Company announced that it will conduct a conference call to discuss its first quarter fiscal 2012 results today, May 11, 2012 at 9:00 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 705-6003 approximately ten minutes prior to the start of the call. The conference call will also be web-cast live at www.cache.com. A replay of this call will be available at 12:00 p.m. ET on May 11, 2012 and remain active until 11:59 p.m. ET on May 18, 2012.  The replay can be accessed by dialing (877) 870-5176 and entering replay pin number 393890.

About Cache, Inc.

Cache is a nationwide, mall-based specialty retailer of sophisticated sportswear and social occasion dresses targeting style-conscious women who have a youthful attitude and are self-confident. The Company currently operates 266 stores, primarily situated in central locations in high traffic, upscale malls in 43 states, the Virgin Islands and Puerto Rico.

Certain matters discussed within this press release may constitute forward-looking statements within the meaning of the federal securities laws. Although Cache, Inc. believes the statements are based on reasonable assumptions, there can be no assurance that these expectations will be attained. Actual results and timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including, without limitation, industry trends, merchandise and fashion trends, competition, seasonality, changes in general economic conditions and consumer spending patterns, the ability to successfully open new stores, reliance on foreign manufacturers and dependence on management and vendors and distributors, as well as other risks outlined from time to time in the filings of Cache, Inc. with the Securities and Exchange Commission.